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                                  EXHIBIT 10.3
                                  ------------


MR. DAVID HOWELL                                     MR. ALFRED KNIBERG
151 RIVER ROAD                                       295 PUTTING GREEN RD.
ESSEX, CT 06426                                      TRUMBULL, CT 06611


                                 June 27, 1995


Aristotle Sub, Inc.                                  The Aristotle Corporation
78 Olive Street                                      78 Olive Street
New Haven, CT  06511                                 New Haven, CT  06511


     RE:  THE STROUSE, ADLER COMPANY

Gentlemen:

     Reference is hereby made to that certain Pledge and Escrow Agreement dated as of April 11, 1994 (the "Pledge Agreement") by and among David Howell and Alfred Kniberg (collectively the "Pledgees"), in their capacity as collateral agent for Howell Resource Partners, Alfred Kniberg, Joyce Baran, Paul McDonald, Richard Sheldon, C. David Goldman, trustee, Louis Musante, John Peterson, Janney Montgomery Scott, Inc., custodian f/b/o Paul McDonald and Graeme Caulfield (the "Original Strouse Shareholders") , and Aristotle Sub, Inc. (the "Pledgor"). Initial capitalized terms not defined herein shall have the meaning assigned to them in the Pledge Agreement.

     The Pledgor is the owner of all of the issued and outstanding stock of The Strouse, Adler Company ("Strouse, Adler") and Strouse, Adler is indebted to Fleet Bank, N.A. ("Fleet") under the terms of a certain First Amended and Restated Master Credit Agreement dated November 9, 1994 (the "Credit Agreement") by and between Strouse, Adler and Fleet. Pursuant to Section 2.1.2 of the Credit Agreement, Strouse, Adler is entitled to receive from Fleet Overadvances (as defined therein), subject to certain restrictions as set forth therein, and provided, further, that as of the first day of Strouse, Adler's fiscal year,
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Strouse, Adler must reduce the amount of Overadvances to zero (0) and maintain such zero (0) balance for thirty (30) days thereafter. It is the Pledgees' understanding that (a) the current amount of outstanding Overadvances is $500,000; (b) Strouse, Adler's fiscal year commences on July 1, 1995; and (c) it is not anticipated that Strouse, Adler will have sufficient cash available to reduce the amount of Overadvances to zero (0) on July 1, 1995.

     Pursuant to the Pledge Agreement, the Pledgor has deposited $700,000 in the Account as security for the Future Obligations. Pledgor has requested the Original Strouse Shareholders to allow Pledgor to loan the cash in the Account to Strouse, Adler to pay
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down the Overadvances, to consent to certain restrictions on the Put Right, and to allow use of the proceeds of the Account to satisfy certain obligations under the Put Right.

     In connection with the foregoing, this letter will confirm the following:

     1. In the event that Strouse, Adler is unable to reduce the amount of Overadvances to zero (0) on June 30, 1995 and to maintain the balance of the Overadvance at zero (0) until August 1, 1995, then, the Pledgor shall have the right (the "Overadvance Withdrawal Right") from time to time to withdraw from the Account an aggregate amount not in excess of $700,000, which amount shall be loaned to Strouse, Adler and used to reduce such Overadvances to zero (0) or otherwise used for Strouse, Adler's working capital . The Overadvance Withdrawal Right shall terminate and be of no further force and effect after July 31, 1995.

     2. Any withdrawal from the Account under the Overadvance Withdrawal Right must be pursuant to the joint written instruction of the Pledgor and either Pledgee. Other than pursuant to the Put Withdrawal Right or pursuant to other writing from the Pledgees, the Pledgor shall have no right to withdraw any sums from the Account except interest pursuant to Section 5 of the Pledge Agreement, provided, however, that if the Account is $700,000 or less or would become under $700,000 as a result of the withdrawal of interest, the Pledgor shall not be entitled to withdraw any interest from the Account.

     3. In the event that (a) the Pledgor exercises the Overadvance Withdrawal Right and (b) The Aristotle Corporation's ("Aristotle") net cash recovery (after expenses) from existing claims against its insurance company relating to certain shareholder litigation and/or federal income tax refund claims involving the Federal Deposit Insurance Corporation, and dividends or tax sharing payments hereafter made by Strouse, Adler and/or Pledgor exceed $250,000 in the aggregate such excess cash recovery and payments will be loaned to Pledgor or otherwise contributed to Pledgor and Pledgor shall use such loan or contribution to
restore the balance of the Account to $700,000.   Aristotle and Aristotle Sub
shall use their best efforts to restore the balance of the Account to $700,000 by August 5, 1995. In any event, no later than April 11, 1996, the balance of the Account shall not be less than $700,000 and the failure to achieve such a balance on such date shall be an Event of Default under the Pledge Agreement.

     4. Neither Pledgor nor Aristotle shall seek any personal recourse or liability against either Pledgee for the execution and delivery of this Agreement whether or not the terms and conditions contained herein are fully enforceable in accordance with their terms against all of the Original Strouse Shareholder.

     5. The agreements by the Pledgees herein are not, nor shall it be deemed to be, a waiver or modification by the Pledgees
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of any term of the Pledge Agreement or the Pledgor's Certificate of
Incorporation, except to the extent expressly set forth herein, and all of such terms are and shall remain in full force and effect.



                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)
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     Please indicate your agreement to the foregoing by executing this letter agreement in the space provided below. This letter may be executed in counterpart and the facsimile of the signature of any party shall constitute an original signature of such party.



                                /s/ David Howell
                                ----------------------------------------------
                                David Howell



                                /s/ Alfred Kniberg
                                ----------------------------------------------
                                Alfred Kniberg

Acknowledged and agreed to:

ARISTOTLE SUB, INC.


/s/ John J. Crawford
-------------------------------
By:  John J. Crawford
Its: President

THE ARISTOTLE CORPORATION


/s/ John J. Crawford
-------------------------------
By:  John J. Crawford
Its: President